UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/11/2012

THE PEP BOYS - MANNY MOE & JACK
(Exact name of registrant as specified in its charter)

Commission File Number:  001-03381

PA	23-0962915
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3111 West Allegheny Avenue, Philadelphia, PA 19132
(Address of principal executive offices, including zip code)

215-430-9000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On October 11, 2012, The Pep Boys - Manny, Moe & Jack (the "Company") amended and restated its Credit Agreement, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto (as amended and restated the "Credit Agreement"). The amendment (i) increased the size of the term loan from $147,018,000 to $200,000,000 (the "Term Loan"), (ii) extended the maturity of the Term Loan from October 27, 2013 to October 11, 2018, (iii) reset the interest rate under the Term Loan to the London Interbank Offerred Rate (LIBOR)(with a floor of 1.25%) plus 3.75% and (iv) added an additional 16 of the Company's stores (bringing the total to 142) to the collateral pool securing the Term Loan.

All of the Company's direct and indirect subsidiaries (except Colchester Insurance Company) are either co-borrowers or guarantors under the Term Loan. The Credit Agreement contains certain prepayment requirements and customary affirmative and negative convenants. Subject to certain exceptions, the negative covenants, among other things, limit the Company and its subsidiaries' ability to incur additional indebtedness, place liens upon their assets, change the nature of their business or make certain other corporate changes, merge, sell or purchase assets, make advances, investments or loans, enter into transactions with affiliates and make restricted payments.

In addition, if the Company's excess availability (cash plus the amount the Company is then able to borrow under its Revolving Credit Agreement (as defined below)) is below $50,000,000, then the Company is required to have maintained Consolidated EBITDA of at least $100,000,000 over the preceeding twelve months.

The Credit Agreement also contains certain customary events of default, including non-payment, breach of the Credit Agreement's terms, default on other material debt and bankruptcy and insolvency events.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Proceeds from the increase to the amount of the Term Loan together with cash on hand were used to satisfy and discharge all of the Company's outstanding 7.5% Senior Subordinated Notes due 2014 and to settle the Company's outstanding interest rate swap.

In connection with the Credit Agreement, on October 11, 2012, the Company entered into two new interest rate swaps for a notional amount of $50,000,000 each that together were designated as a cash flow hedge on the first $100,000,000 of the Term Loan. The interest rate swaps convert the variable LIBOR portion of the interest payments due on $100,000,000 of the Term Loan to a fixed rate of 1.855%

In connection with the Credit Agreement, on October 11, 2012, the Company also amended its Amended and Restated Credit Agreement, dated July 26, 2011, among the Company, Bank of America, N.A., as Administrative Agent, and the other parties thereto (as amended, the "Revolving Credit Agreement") to expressly provide for the amended and restated Term Loan and to provide additional flexibility for the Company to make restricted payments.

The foregoing description of the amendment to the Revolving Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the amendment, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included pursuant to Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits

10.1 Amended and Restated Credit Agreement, dated October 11, 2012, among the Company, Wells Fargo Bank, National Association, as Administrative Agent, and the other parties thereto.

10.2 First Amendment, dated October 11, 2012, to Amended and Restated Credit Agreement, dated July 26, 2011, among the Company, Bank of America, N.A., as Administrative Agent, and the other parties thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEP BOYS - MANNY MOE & JACK

Date: October 11, 2012	By:	/s/ Brian D. Zuckerman
Brian D. Zuckerman
SVP - General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1	Second Amended and Restated Credit Agreement
EX-10.2	First Amendment to Amended and Restated Credit Agreement